Exhibit 1.01(A)

NONQUALIFIED DEFERRED COMPENSATION PLAN

ADOPTION AGREEMENT

The Service Recipient named below hereby establishes a Nonqualified Deferred Compensation Plan for Eligible Service Providers as provided in this Adoption Agreement and the Basic Plan Document.

I	Service Recipient Information

	(a)	Name and Address of Service Recipient sponsoring the Plan:

SI International, Inc.
12012 Sunset Hills Road, Suite 800
Reston, VA 20190-5869

	(b)	Telephone Number	7 0 3 — 2 3 4 — 7 0 0 3

	(c)	Tax ID Number:	5 2 — 2 1 2 7 2 7 8

	(d)	Name of Plan:	SI International Deferred Compensation Plan

	(e)	Tax Year End:	12/31

II	Definitions

	(a)	Compensation: Compensation under the Plan is defined as (select one or more):

(i) ☒

Regular Salary: The Participant’s gross income paid by the Service Recipient during the Taxable Year as reportable on Internal Revenue Service Form W-2, including amounts excludible from gross income which are contributed by the Participant on a pre-tax basis to a salary reduction retirement or welfare plan (including amounts contributed to this Plan), but excluding Commissions, Bonus, Director Fees, or other amounts not part of his or her Regular Salary.

		(ii) ☒	Bonus.

(iii)	☒

Performance Based Compensation: Income where the payment or the amount is contingent on the satisfaction of organizational or individual performance criteria, and the performance criteria are not substantially certain to be met at the time a deferral election is permitted. Performance Based Compensation must be based on services performed over a period of at least 12 months where the Compensation Deferral Agreement to defer such compensation is to be made no later than 6 months before the end of the service period.

Performance Based Compensation may include payments based upon subjective performance criteria, but:

(1)

any subjective performance criteria must relate to the performance of the Service Provider, a group of Service Providers that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and

(2)

the determination that any subjective performance criteria have been met must not be made by the Participant or a family member of the Participant (as defined in IRC § 267(c)(4) applied as if the family of an individual includes the Spouse of any member of the family).

Performance Based Compensation may also include payments based on performance criteria that are not approved by a compensation committee of the Board or by the stockholders or members of the Service Recipient. Notwithstanding the foregoing, Performance Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established, or that is based solely on the value of, or appreciation in value of, the Service Recipient or the stock of the Service Recipient.

(iv)	☒	Commissions.

(v)	☐	Director Fees.

(b)	De minimis Distributions (select one):

	(i)	☒	The Service Recipient shall not have the right to make De minimis Distributions.

	(ii)	☐

The Service Recipient shall have the right to make De minimis Distributions, and, notwithstanding the Participant’s election regarding the Separation from Service Payment, the Service Recipient shall have the right to pay the Participant’s benefit in a single lump sum payment, provided that:

			(1)	the payment accompanies the termination of the entirety of the Participant’s interest in the Plan

(2)

the payment is made on or before the later of the last day of the Taxable Year in which Participant’s Separation from Service occurred or within two-and-one-half (2½) months after the Participant’s Separation from Service from the Service Recipient.

			(3)	The payment is not greater than $10,000.

(c)	Effective Date (select one):

	(i)	☐	This is a new Plan and the Effective Date will be

	(ii)	☒

This is an amended and/or restated Plan. The provisions of the Plan shall be amended effective as of January 1, 2005 for amounts deferred after December 31, 2004 within the meaning of Section 409A of the Code. Amounts deferred prior to January 1, 2005, and eligible for grandfathering under Section 5.2 of the basic plan, shall be administered under the Plan as in effect prior to this amendment and restatement.

(d)	Compensation Earned During Final Payroll

☒

Compensation that is attributable to services performed during the final payroll period of a service provider’s taxable year, and payable in the subsequent taxable year, will be treated as compensation earned in that subsequent taxable year for purposes of applying the deferral election timing rules of IRC §409A. (If this section is not elected, then such compensation will be treated as compensation for the year in which it was earned.)

III	Eligibility

The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of §§201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Service Recipient adopting this Plan should consult with counsel regarding eligibility under the “select group” standard.

An individual shall be an Eligible Service Provider as follows (select one or more):

	(a)	☐	If he or she is designated as an Eligible Service Provider by resolution of the Board of the Service Recipient.

	(b)	☒

If he or she is designated, in writing, as an Eligible Service Provider by the Chief Executive Officer, provided that the Plan continues to constitute a plan for a select group of management or highly compensated employees. The Chief Executive Officer will not vote or act on any matter regarding eligibility that relates solely to himself or herself.

	(c)	☒	If he or she occupies one of the following positions:

Director or above.

	(d)	☐	If his or her Compensation for a Taxable Year is expected to be greater than $____________________.

	(e)	☐

If he or she is an Eligible Service Provider, as defined in III (a), (b) (c) or (d) above, of an Additional Adopting Service Recipient as listed on Exhibit A attached to this Adoption Agreement and is otherwise defined as an Eligible Service Provider under the Plan.

IV	Compensation Deferrals (select one or more):

	(a)	☐	A Participant’s Compensation Deferrals with respect to a Taxable Year shall be limited to a minimum of(select one or more):

			(i)	☐	% of a Participant’s Regular Salary

			(ii)	☐	% of a Participant’s Bonus

			(iii)	☐	% of a Participant’s Performance Based Compensation

			(iv)	☐	% of a Participant’s Commissions

			(v)	☐	% of a Participant’s Director Fees

	(b)	☒	A Participant’s Compensation Deferrals with respect to a Taxable Year shall be limited to a maximum of(select one or more):

			(i)	☒	100 % of a Participant’s Regular Salary

			(ii)	☒	100 % of a Participant’s Bonus

			(iii)	☒	100 % of a Participant’s Performance Based Compensation

			(iv)	☒	100 % of a Participant’s Commissions

			(v)	☐	% of a Participant’s Director Fees

	(c)	☐	A Participant’s Compensation Deferrals with respect to a Taxable Year shall be limited to a minimum of(select one or more):

			(i)	☐	$ of a Participant’s Regular Salary

			(ii)	☐	$ of a Participant’s Bonus

			(iii)	☐	$ of a Participant’s Performance Based Compensation

			(iv)	☐	$ of a Participant’s Commissions

			(v)	☐	$ of a Participant’s Director Fees

	(d)	☐	A Participant’s Compensation Deferrals with respect to a Taxable Year shall be limited to a maximum of(select one or more):

			(i)	☐	$ of a Participant’s Regular Salary

			(ii)	☐	$ of a Participant’s Bonus

			(iii)	☐	$ of a Participant’s Performance Based Compensation

			(iv)	☐	$ of a Participant’s Commissions

			(v)	☐	$ of a Participant’s Director Fees

To make a Compensation Deferral for a Taxable Year, a Participant shall have made the maximum per-tax deferral permitted under the Employer’s tax qualified plan.

V	Matching Credits

	(a)	Matching Credits shall be determined in accordance with one or more of the following methods (select one or more):

		(i)	☐

The Service Recipient shall credit to the Account of each Participant __________% of such Participant’s Compensation Deferrals. Matching Credits shall be made based on Compensation Deferrals made each (select one):

				(1)	☐ pay period

				(2)	☐ Taxable Year

				(3)	☐ Other (specify):

	(ii)	☐

The Service Recipient shall credit to the Account of each Participant __________% of the first __________% of such Participant’s Compensation Deferrals, plus __________% of the next __________% of such Participant’s Compensation Deferrals, plus _________% of the next__________% of such Participant’s Compensation Deferrals. Matching Credits shall be made based on Compensation Deferrals made each (select one):

(1) ☐ Pay period

(2) ☐ Taxable Year

(3) ☐ Other (specify):

	(iii)	☒	An amount determined and made at a time in the discretion of the Service Recipient.

(b)	Limitations on Matching Credits (select one or more):

	(i)	☐	The Matching Credit shall not exceed $__________ for any Participant.

	(ii)	☐	The Service Recipient shall not provide a Matching Credit for any Compensation Deferral in excess of __________% of the Participant’s Compensation.

(c)	Eligibility for Matching Credit (select one or more):

	(i)	☐	All Participants who have completed at least __________ hours of employment during the Taxable Year.

	(ii)	☐	All Participants employed on the last day of a Taxable Year.

	(iii)	☐	All Participants who satisfy the following conditions:

	(iv)	☒	No eligibility conditions. All Participants who make Compensation Deferrals are eligible for Matching Credits.

VI	Discretionary Credits

	(a)	Amount of Discretionary Credit (select one or more):

		(i)	☒	An amount determined at the discretion of the Service Recipient, which need not be uniform as to Participants.

		(ii)	☐	An amount determined by the following formula:

	(b)	Eligibility for Discretionary Credit (select one or more):

		(i)	☐	All Participants who have completed at least __________ hours of employment during the Taxable Year.

		(ii)	☐	All Participants employed on the last day of a Taxable Year.

		(iii)	☐	All Participants who satisfy the following conditions:

		(iv)	☒	No eligibility conditions. All Participants who are Eligible Service Providers of the Service Recipient during the Taxable Year are eligible for Discretionary Credits.

VII	Changing the Form and Timing of Installment Distributions

	☒	Participants are not permitted to subsequently elect a change in the timing or the form of the Separation from Service Payment for any Taxable Year.

☐

Participants may be permitted to subsequently elect a change in the timing or the form of the Separation from Service Payment, as previously selected, by submitting the appropriate form to the Plan Administrator, provided (select one):

		(1)	☐	Single Stream Payments. All the installments are treated as a single payment whereby the 5 year extension is determined by the first scheduled payment.

		(2)	☐

Separate Payment Stream To the extent that each installment is a separately identifiable and objectively determinable amount that a participant is entitled to receive under a plan on a determinable date, each installment is treated as a separate payment whereby the 5 year extension is determined independently for each payment.

VIII	Vesting and Forfeitures (select one or more):

	(a)	☐	A Participant’s entire Account shall be 100% vested at all times.

	(b)	☐

A Participant’s vesting schedule can be accelerated at the discretion of the Plan Administrator if such a change in vesting schedule is in writing. The Plan Administrator will not vote or act on any matter regarding Vesting and Forfeitures that relates solely to himself or herself.

	(c)	☒

The Participant shall at all times be one hundred percent (100%) vested in his or her Compensation Deferrals, as well as in any hypothetical appreciation (or depreciation) specifically attributable to such Compensation Deferrals due to Investment Credits and Debits. The Participant shall vest in Matching Credits and/or Discretionary Credits, as well as in any hypothetical appreciation (or depreciation) specifically attributable to such amounts due to Investment Credits and Debits, pursuant to the vesting schedule shown below (select one).

			(i)	☐	Service Year Vesting

Years of Service	Vesting Percentage

%
%
%
%
%

For purposes of the above schedule, a Participant shall earn a Year of Service as follows:

(ii)	☒	Class Year Vesting

Class Year	Vesting Percentage

0-3	0%
3 and above	100%
%
%
%

The vesting schedule described above shall apply separately with respect to any amounts credited to a Participant’s Account during a given Taxable Year.

For purposes of the above schedule, a Participant shall earn a Class Year on each one-year anniversary of the end of the Taxable Year with respect to which the credits relate.  For example, credits attributable to the Taxable Year ending 2005 will vest one Class Year for the applicable amount on December 31, 2006.

(d)	☒	A Participant’s entire Account shall become 100% vested upon(select one or more):

		(i)	☒	The Participant’s death

		(ii)	☒	The Participant’s Disability

		(iii)	☒	The Participant’s attainment of age _60__

		(iv)	☒	A Change in Control

		(v)	☐	A Conflict of Interest Divestiture

		(vi)	☐	The Participant’s involuntary Separation from Service Without Good Cause by the Service Recipient.

(e)	☐

A Participant who is otherwise vested in accordance with this Section VII shall nevertheless forfeit his or her vested Account other than Compensation Deferrals, as well as in any hypothetical appreciation (or depreciation) specifically attributable to such Compensation Deferrals due to Investment Credits and Debits under the following circumstances (please specify):

(f)	☐

Any forfeitures under the Plan shall be credited to the Account of each Participant other than the Participant whose Account generated the forfeiture in the same proportion that each such Participant’s Account as of the end of the Taxable Year in which the forfeiture occurred bears to the Accounts of all such Participants as of the same date.

IX	Change in Control and Change in Control Event

	(a)	☒	For purposes of Section 1.6 of the Basic Plan Document and Section VIII(d) of this Adoption Agreement, Change in Control shall mean the earliest to occur of the following :

(i)

The consummation of any transaction or series of transactions as a result of which any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than an “Excluded Person” (as hereinafter defined) has or obtains ownership or control, directly or indirectly, of fifty percent (50%) or more of the combined voting power of all securities of the Employer or any successor or surviving corporation of any merger, consolidation or reorganization involving the Employer (the “Voting Securities”). The term “Excluded Person” means any one or more of the following: (i) the Employer or any majority-owned subsidiary of the Employer, (ii) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Employer or (B) any majority-owned subsidiary of the Employer, (iii) any Person who as of the Effective Date of this Plan owned or controlled, directly or indirectly, ten percent (10%) or more of the then outstanding Voting Securities, or any individual, entity or group that was part of such a Person;

(ii)

A merger, consolidation or reorganization involving the Employer as a result of which the holders of Voting Securities immediately before such merger, consolidation or reorganization do not immediately following such merger, consolidation or reorganization own or control, directly or indirectly, at least fifty percent (50%) of the Voting Securities in substantially the same proportion as their ownership or control of the Voting Securities immediately before such merger, consolidation or reorganization;

			(iii)	The sale or other disposition of all or substantially all of the assets of the Employer to any Person (other than a transfer to a majority-owned subsidiary of the Employer); or

(iv)

during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board of Directors of the Employer cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each person who was not a director at the beginning of such period was approved by vote of at least two-thirds of the directors then in office who were directors at the beginning of such period or who were directors previously so approved.

	(b)	☐ Change of Control shall mean:

	(c)	The occurrence of a Change in Control Event shall (select one):

(i) ☐ not, under any circumstances, including the discretion of the Service Recipient, constitute a Plan Termination Following a Change in Control Event.

(ii) ☐ constitute a Plan Termination Following a Change in Control Event.

(iii) ☒ may constitute a Plan Termination following a Change in Control Event, at the discretion of the Service Recipient, within 12 months of a Change in Control Event.

(iv) ☒ shall constitute a Distributable Event within the meaning of 1.13 of the Basic Plan Document.

X.	Plan Terminations In addition to the option elected pursuant to a Change in Control Event, above, the Service Recipient may terminate the Plan (select one or more) :

	☐	Following a Corporate Dissolution or with the approval of a Bankruptcy Court.

	☒	Following termination of all arrangements of the same type as the Deferral Agreement

XI.	Distributions(select one or more).

	☒	Within 12 months after a Plan Termination following a Change in Control Event.

	☐	Within 12 months after a Plan Termination following a Corporate Dissolution or with the approval of a Bankruptcy Court.

☒

After a Plan Termination following termination of all arrangements of the same type as the Deferral Agreement. (1) all plans of the same type must be terminated with respect to all participants, (2) no payments (other than ordinary course payments that would have been made had the plan not terminated) may be made within 12 months of the plan termination, (3) all payments are to be made within 24 months of the plan termination, and (4) no new similar plan may be adopted for five years.

.
XII.	Delay in Distributions (select one or more).

☒

Payments subject to Code §162(m). A payment may be delayed where the Service Recipient reasonably anticipates that a deduction with respect to the payment will be limited/eliminated by application of Code §162(m). In such an event, the payment will be made either at the earliest date at which the Service Recipient reasonably anticipates the deduction would not be limited/eliminated or the calendar year in which the Service Provider separates from service. In the event this provision is subsequently removed from the Plan, it must be effective only with respect to amounts deferred after the Plan is amended to remove the provision.

☒

Payments that violate a loan covenant or similar contractual requirement. A payment may be delayed if such payment would violate a loan covenant or other contractual requirement. In such an event, payment will be made in the first calendar year in which the employer reasonably anticipates that the payment would not violate such loan covenant or contractual requirement.

☒

Payments that would violate Federal Securities law or other applicable law. In such an event, payment will be made in the first calendar year in which the employer reasonably anticipates that the payment would not result in a violation of Federal Securities law or other applicable law.

XIII.	Signatures

This Nonqualified Deferred Compensation Plan, including this Adoption Agreement, has been designed to permit Participants to defer Federal and state income tax on amounts credited to their Accounts until a later Taxable Year.  The Service Recipient adopting this Plan should consult with tax counsel regarding the consequences of adopting this Plan to both the Service Recipient and Service Providers and the effect an amendment or restatement of an existing plan using this Plan Document may have, if any, under Code §409A on previously deferred amounts.  Registration of interests under this Nonqualified Deferred Compensation Plan may be required under securities law.  Independent legal counsel should be consulted with respect to securities law issues.  By executing this Adoption Agreement, the Service Recipient acknowledges that no representations or warranties as to the tax or securities law consequences to the Service Recipient and Participants of the operation of this Plan have been made by the entity who has provided this Plan document and Adoption Agreement.

The Plan and this accompanying Adoption Agreement were adopted by the Service Recipient the 3rd day of November, 2006.

Executed for the Service Recipient by:	Thomas E. Dunn

Title of Individual:	EVP, Chief Financial Officer and Treasurer

Signature:	/s/ THOMAS E. DUNN

EXHIBIT A
ADDITIONAL ADOPTING SERVICE RECIPIENTS

In accordance with paragraph 1.26 of the Basic Plan Document, the Service Recipient has consented to allow the following entities to participate in the Plan:

1.

2.

3.

4.

5.

6.

7.

8.

9.

10.